Exhibit 10.8

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE ZAPATA COMPUTING HOLDINGS INC.

2024 EQUITY AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Zapata Computing Holdings Inc. 2024 Equity and Incentive Plan (as amended through the date hereof, the “Plan”), Zapata Computing Holdings Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (the “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of common stock, par value $0.0001 per share, of the Company (the “Stock”).

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement with respect to Restricted Stock Units that have vested as provided in Section 2 of this Agreement.

2. Vesting of Restricted Stock Units. Restricted Stock Units will vest on the Vesting Date or Dates specified in the following schedule, and in the amounts set forth on such schedule, so long as the Grantee remains in a Service Relationship (as defined in the Plan) through the relevant Vesting Date.

Number of Restricted Stock Units Vesting	Vesting Date

_____________ (___%)
_____________ (___%)
_____________ (___%)
_____________ (___%)

3. Termination of Service Relationship. If the Grantee’s Service Relationship terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Section 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of Grantee’s successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. No Rights as a Stockholder. The Grantee shall not have any right in, or with respect to, any of the shares of Stock issuable under this Award unless and until Restricted Stock Units vest and shares of Stock are issued to the Grantee pursuant to Section 4 above.

6. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 3(b) of the Plan. In the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7. Tax Withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares of Stock upon any vesting of Restricted Stock Units, are subject to the prompt satisfaction by the Grantee of all taxes required to be withheld, if any, relating to the Restricted Stock Units. The Company will automatically satisfy any federal, state, local or foreign withholding tax obligations that may arise in connection with the Restricted Stock Units by requiring the Grantee to cause a number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required to be withheld to satisfy such withholding obligations (or any higher amount properly and timely specified by the Grantee and approved by the Committee) to be sold in accordance with a 10b5-1 trading plan or under another sell-to-cover arrangement; provided however that with the prior approval of the Committee, the Company may instead withhold that number of Shares from the number of shares of Stock otherwise deliverable in connection with the Vesting Date.

8. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

9. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship at any time.

10. Integration. This Agreement and the Plan constitute the entire agreement between the parties with respect to this Award and supersede all prior agreements and discussions between the parties concerning this Award.

11. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant

Information”). By entering into this Agreement, the Grantee (i) authorizes each Relevant Company to collect, process, register and transfer to each other Relevant Company all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which a Relevant Company considers appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

12. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

ZAPATA COMPUTING HOLDINGS INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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